EXHIBIT 10.1
AMENDMENT NO. 4
TO
STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 4, dated as of September 18, 2007 (this “Amendment”) to the Stock Purchase Agreement dated as of September 29, 2006, as previously amended by an Amendment No. 1 dated as of April 30, 2007, an Amendment No. 2 dated as of June 29, 2007 and an Amendment No. 3 dated as of July 31, 2007 (collectively, the “Agreement”) by and among I-Flow Corporation, a Delaware corporation (the “Seller”), InfuSystem, Inc., a California corporation (the “Company”), HAPC, Inc., a Delaware corporation (the “Buyer”), and Iceland Acquisition Subsidiary, Inc., a Delaware corporation (the “Acquisition Sub”), is entered into with reference to the following:
     WHEREAS, in accordance with Section 11.2 of the Agreement, the parties hereto deem it appropriate and advisable to amend the Agreement as described below; and
     WHEREAS, capitalized terms used but not defined herein shall have the respective meanings assigned to them in Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Amendment of Definition. Section 1.1 of the Agreement is hereby amended such that the definition of “Maximum Amount” contained therein shall be amended and restated as follows:
          “Maximum Amount” means Thirty-Five Million Dollars (US $35,000,000.00).
     2. Amendment of Purchase Price. Section 2.1 of the Agreement is hereby amended and restated as follows:
     Section 2.1 Purchase and Sale of the Shares.
     Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Acquisition Sub and the Acquisition Sub shall purchase the Shares from the Seller, free and clear of any Encumbrances, for an aggregate purchase price of One Hundred Million Dollars (US $100,000,000.00) (as such may be adjusted pursuant to the terms hereof, the “Purchase Price”), which amount shall be paid by the Buyer or the Acquisition Sub to the Seller in cash or a combination of (i) a duly completed and executed promissory note payable to the Seller, dated as of the Closing Date, in a principal amount requested by the Buyer, not to exceed the amount of the Term Loan (as defined in the Term Sheet) pursuant to the Term Sheet, and in a form to be agreed among the Seller and the Buyer (the “Promissory Note”) and (ii) the Cash Purchase Price in cash. In addition, the Seller shall be entitled to the contingent payment right of up to Twelve Million Dollars ($12,000,000) as set forth in Section 2.6.

     3. Amendment of Allocation of Purchase Price. Schedule 8.3 (Allocation of Purchase Price) to the Agreement is hereby amended and restated as follows:
SCHEDULE 8.3
Allocation of Purchase Price

Cash	$521,000
Accounts receivable	12,134,000	(1)
Inventories	214,000
Prepaid expenses and other current assets	101,000
Property, net	11,687,000
Goodwill	77,164,000	(2)

Total Purchase Price	$101,821,000	(3)

Cash Purchase Price	100,000,000
Liabilities Assumed: (4)
Accounts payable	906,000
Accrued payroll and related expenses	874,000
State income taxes payable	31,000
Other current liabilities	10,000

Total Purchase Price	$101,821,000

(1)	net receivables of $10,390,000 plus bad debt reserve of $1,744,000

(2)	This amount shall be increased dollar for dollar to reflect the Earn-Out Amount, if any, and the Buyer and the Seller shall cooperate to file a fully executed supplemental IRS Form 8883 to reflect such increase.

(3)	allocated assets excludes deferred tax asset — current of $710,000

(4)	liabilities assumed excludes deferred tax liability and accrued use tax liability
     The above figures shall be adjusted to reflect the actual amounts as of the Closing Date, and to take into account any Purchase Price adjustments.
     4. Amendment of Exhibit C (the Term Sheet). The sections of Exhibit C (the Term Sheet) labeled “Promissory Note” and “Use of Proceeds” are hereby amended and restated as follows:
Promissory Note:	The senior secured term loan (the “Term Loan”) shall be in an amount equal to the sum of (A) $15,000,000.00 and (B) the dollar amount (which amount may be zero) actually returned to shareholders of the Parent voting against the Acquisition (as defined below) and requesting a return of their investment in accordance with the terms of such investment; provided, however, that if the sum of clauses (A) and (B) exceeds $35,000,000.00 (the “Maximum Amount”), the Term Loan shall be in an amount equal to the Maximum Amount. The Term Loan shall be evidenced by a note payable to the Noteholder (the “Promissory Note”).

Use of Proceeds:	On the Closing Date, it is anticipated that the aggregate proceeds of the Promissory Note shall be used as follows:
Uses:	$5,468,000 — deferred underwriting fee, subject to reduction in the same proportion that (a) the dollar amount actually returned to shareholders of the Parent voting against the Acquisition (as defined below) and requesting a return of their investment in accordance with the terms of such investment bears to (b) the amount of the Parent’s trust account.

$1,000,000 — merger advisory fee.

$2,000,000 — Closing costs and fees payable to third parties other than FTN Midwest Securities Corp.

Balance of proceeds — proposed acquisition of InfuSystem, Inc. (the “Acquisition”), including fees and expenses payable to the Seller.
     5. Technical Amendment of Ticking Fee. Section 12.1(a) of the Agreement is hereby amended and restated as follows to preserve the parties’ original intent:
     (a) Ticking Fee. The Buyer shall pay a fee (the “Ticking Fee”), accruing from the date of this Agreement, which Ticking Fee shall be due and payable in cash on the last business day of each month, in an amount equal to the sum of (i) $1,041.67 per diem for the period from and including the date of this Agreement through and including the day that is the 90th day following the date of this Agreement, (ii) $1,562.50 per diem for the period from and including the 91st day following the date of this Agreement through and including the day that is the 150th day following the date of this Agreement, and (iii) $2,083.33 per diem thereafter. The Ticking Fee shall cease to accrue and all amounts then outstanding in respect thereof shall be immediately due and payable upon the earlier to occur of (A) the Closing Date, (B) the delivery by the Buyer to the Seller of a notice terminating the Buyer’s right to pay a portion of the Purchase Price by issuing the Promissory Note on the Closing Date (because alternative financing has been arranged which will enable the Buyer to pay the Purchase Price in cash in full at the Closing Date) or (C) the date that this Agreement is terminated in accordance with the provisions of Article X.
     6. Technical Amendment of Facility Fee. Section 12.1(c) of the Agreement is hereby amended and restated as follows to preserve the parties’ original intent:
     (c) Facility Fee. On the Closing Date, if the Buyer executes and delivers the Promissory Note, the Buyer shall pay a fee (the “Facility Fee”) in an amount equal to the sum of (i) $1,375,000 plus (ii) 2.50% of the excess of the actual principal amount of the Promissory Note over $15,000,000.
     7. Addition of Earn-Out Provision. A new Section 2.6 is hereby added to the Agreement as follows:
     Section 2.6 Earn-Out.
     (a) Preparation of Earn-Out Statement. Within seventy-five (75) calendar days after the end of the Buyer’s fiscal year ended December 31, 2010 (“FY 2010”), the Buyer shall prepare or cause to be prepared and delivered to the Seller, at the Buyer’s expense, a statement (the “Earn-Out Statement”) setting forth the calculation of the Buyer’s audited consolidated net revenue for FY 2010 (the “2010 Revenue Amount”), without regard to whether such amounts are classified as continuing or discontinued operations and further including the revenue of any entities acquired by or merged into the Buyer and included in the Buyer’s FY 2010 consolidated net revenue in accordance with GAAP. The Buyer and the Buyer’s accountants shall cooperate with the Seller and the Seller’s accountants in connection with the preparation of the Earn-Out Statement, and the Buyer shall provide the Seller and the Seller’s accountants with reasonable access to any of its books, records, schedules, analyses, working papers and other information relating to the Buyer for this purpose. The Earn-Out Statement shall be prepared in accordance with GAAP.
     (b) Review of Earn-Out Statement. Upon receipt from the Buyer, the Seller shall have thirty (30) calendar days to review the Earn-Out Statement (the “Earn-Out Review Period”). If the Seller disagrees with the Buyer’s computation of the 2010 Revenue Amount, the Seller may, on or prior to the last calendar day of the Review Period, deliver a notice to the Buyer (the “Earn-Out Notice of Objection”), which sets forth its objections to the Buyer’s calculation of the 2010 Revenue Amount. Any Earn-Out Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and, to the extent reasonably practicable, shall set forth the Seller’s calculation of the 2010 Revenue Amount based on such objections. To the extent not set forth in the Notice of Objection, the Seller shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained in the Earn-Out Statement.
     (c) Finalization of Earn-Out Statement. Unless the Seller delivers the Earn-Out Notice of Objection to the Buyer within the Earn-Out Review Period (or if the Seller provides a written notice to the Buyer that it agrees with the Earn-Out Statement), the Seller shall be deemed to have accepted the Buyer’s calculation of the 2010 Revenue

Amount and the Earn-Out Statement shall be final, conclusive and binding. If the Seller delivers the Earn-Out Notice of Objection to the Buyer within the Earn-Out Review Period, the Buyer and the Seller shall, during the thirty (30) calendar days following such delivery or any mutually agreed extension thereof, use their commercially reasonable and good faith efforts to reach agreement on the disputed items and amounts in order to determine the 2010 Revenue Amount. If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements for final determination to an independent accounting firm mutually agreed upon by the Buyer and the Seller (or, if the Buyer and the Seller cannot agree on such an accounting firm, then each shall select an independent accounting firm and such accounting firms shall select a third independent accounting firm) (the accounting firm mutually agreed upon by the Buyer and the Seller or such other accounting firms being the “Earn-Out Independent Expert”). The Buyer and the Seller shall instruct the Earn-Out Independent Expert promptly to review this Section 2.6 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the 2010 Revenue Amount set forth in the Earn-Out Statement requires adjustment. The Buyer and the Seller shall make available to the Earn-Out Independent Expert all relevant books and records and other items reasonably requested by the Earn-Out Independent Expert for this purpose. The Buyer and the Seller shall request that the Earn-Out Independent Expert deliver to the Buyer and the Seller, as promptly as practicable but in no event later than thirty (30) calendar days after its retention, a report that sets forth its resolution of the disputed items and amounts and its calculation of the 2010 Revenue Amount. The decision of the Earn-Out Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Earn-Out Independent Expert shall be borne by the parties in inverse proportion to their success on the disputed matters as determined by the Earn-Out Independent Expert (by way of example only, if the Buyer’s calculation of the 2010 Revenue Amount yields an Earn-Out Amount (as defined in Section 2.6(d)) of $3 million, the Seller’s calculation of the 2010 Revenue Amount yields an Earn-Out Amount of $12 million and the Earn-Out Independent Expert’s calculation of the Final 2010 Revenue Amount (as defined below) yields an Earn-Out Amount of $9 million, the Buyer shall bear two-thirds (2/3) of the costs and expenses of the Earn-Out Independent Expert and the Seller shall bear one-third (1/3) of the costs and expenses of the Earn-Out Independent Expert). Each of the Buyer and the Seller agrees to promptly execute, if requested by the Earn-Out Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Earn-Out Independent Expert. The 2010 Revenue Amount, as finally determined pursuant to this Section 2.6, is referred to herein as the “Final 2010 Revenue Amount.”
     (d) Calculation of Earn-Out Amount. As further consideration in respect of the sale of the Shares by the Seller, the Buyer shall pay the Seller, if earned in accordance with this Section 2.6, an additional amount (the “Earn-Out Amount”) based on the Final 2010 Revenue Amount:
          (i) If the Final 2010 Revenue Amount is less than the First Revenue Target (as defined below), the Earn-Out Amount shall be zero.

          (ii) If the Final 2010 Revenue Amount is greater than or equal to the First Revenue Target (as defined below) but less than the Second Revenue Target (as defined below), the Earn-Out Amount shall be equal to $3 million plus the Incremental Amount (as defined below).
          (iii) If the Final 2010 Revenue Amount is greater than or equal to the Second Revenue Target (as defined below), the Earn-Out Amount shall be equal to $12 million.
     For purposes of this Agreement,
          (x) The “First Revenue Target” shall be equal to the Company’s 2007 actual net revenues (excluding all revenues related to the Seller’s ON-Q® product line (which includes without limitation ON-Q®, ON-Q PainBuster®, ON-Q C-bloc® and ON-Q Soaker® Catheters) including without limitation revenues resulting from the billing of public and private insurance payors, providers and patients by the Company on behalf of the Seller, as well as any charges to the Seller by the Company or the Buyer under the Services Agreement or any services agreement existing between the Company and the Seller prior to the Closing) for the entire calendar year 2007, multiplied by 2.744 (representing a 40% compound average growth rate);
          (y) The “Second Revenue Target” shall be equal to the Company’s 2007 actual net revenues (excluding all revenues related to the Seller’s ON-Q® product line (which includes without limitation ON-Q®, ON-Q PainBuster®, ON-Q C-bloc® and ON-Q Soaker® Catheters) including without limitation revenues resulting from the billing of public and private insurance payors, providers and patients by the Company on behalf of the Seller, as well as any charges to the Seller by the Company or the Buyer under the Services Agreement or any services agreement existing between the Company and the Seller prior to the Closing) for the entire calendar year 2007, multiplied by 3.375 (representing a 50% compound average growth rate); and
          (z) The “Incremental Amount” shall equal $9 million multiplied by the ratio of (a) the Final 2010 Revenue Amount minus the First Revenue Target, divided by (b) the Second Revenue Target minus the First Revenue Target.
     (e) Payment of Earn-Out Amount. Within five (5) Business Days after the Final 2010 Revenue Amount has been finally determined pursuant to Section 2.6(c), the Buyer shall pay to the Seller, as an adjustment to the Purchase Price, an amount of cash equal to the Earn-Out Amount, if any, by wire transfer of immediately available funds to an account designated in writing by the Seller at least three (3) Business Days prior to such payment. If the amount of any payment to be made pursuant to this Section 2.6(e) is for any reason not made within five (5) Business Days after the Final 2010 Revenue Amount has been finally determined, such amount shall bear interest from and including the expiration of such five-Business-Day period to (but excluding) the date of payment at a rate per annum equal to the higher of (a) the “prime rate,” as published in The Wall Street Journal, Eastern Edition, in effect from time to time or (b) the rate of any debt then outstanding owed by the Buyer or the Company to the Seller, or (if less) the maximum rate permitted by applicable Law. Such interest shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed, without compounding.

     (f) Assignment of the Buyer’s Obligations. Notwithstanding anything to the contrary contained in this Agreement (including Section 11.12 regarding assignment of this Agreement), the Buyer may not assign its obligations under this Section 2.6 in whole or in part without the prior written consent of the Seller which shall not be unreasonably withheld, delayed or conditioned (and a Buyer Change of Control (as defined below) shall be considered such an assignment). In connection with a Buyer Change of Control, the Seller may require that the successor Person in the Buyer Change of Control unconditionally assume all obligations of the Buyer under this Section 2.6. Any assignment by the Buyer of its obligations under this Section 2.6 contrary to the provisions of this Section 2.6(f) shall cause the maximum Earn-Out Amount of $12,000,000 to immediately become due and payable by the Buyer to the Seller, which amount shall be paid to the Seller, as an adjustment to the Purchase Price, with interest as provided below, by wire transfer of immediately available funds to an account designated in writing by the Seller at least three (3) Business Days prior to such payment. The amount of any payment to be made pursuant to this Section 2.6(f) shall bear interest from and including the date of the Buyer Change of Control to (but excluding) the date of payment at a rate per annum equal to the “prime rate,” as published in The Wall Street Journal, Eastern Edition, in effect from time to time or (if less) the maximum rate permitted by applicable Law. Such interest shall be calculated daily on the basis of a year of three hundred and sixty five (365) days and the actual number of days elapsed, without compounding. For purposes of this Section 2.6(f), a “Buyer Change of Control” means a merger, consolidation, reorganization or sale of all or substantially all of the assets (in a single transaction or through a series of related transactions) of the Buyer, or a change in ownership of 50% or more of the voting capital stock of the Buyer.
     (g) Ability to Account. Without limiting the provisions of Section 2.6(f), if the Buyer is at any time acquired by another Person, the Buyer hereby covenants and agrees to preserve the ability to account for the business of the Buyer and its Subsidiaries as it existed before the date of such acquisition as if it were segregated to the extent reasonably necessary to allow the Buyer and the Seller to accurately calculate the 2010 Revenue Amount and in such a manner as to allow the Buyer and the Seller to accurately calculate the Earn-Out Amount due, if any, under Section 2.6(d).
     (h) Future Operational Control. Nothing in the foregoing shall obligate Buyer, or any successor, to take any action, or refrain from taking action, to maintain, increase or otherwise have any effect on net revenues; Seller hereby expressly acknowledging that subsequent to the Closing date all actions regarding the conduct of the Company’s business shall be in the sole and absolute discretion of Buyer, or any successor, except as otherwise expressly provided herein.

     8. Amendment of Assignment Provision. Section 11.12 of the Agreement is hereby amended and restated as follows:
     Section 11.12 Assignment; Successors.
     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer or the Acquisition Sub may assign this Agreement to any Subsidiary of the Buyer without the prior consent of the Seller or the Company (subject to Section 2.6(f)) and; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, the Cash Purchase Price and/or the Promissory Note, to one or more Affiliates of the Seller without the consent of the Buyer or the Company and; provided still further, that the Seller may assign its right to receive the Earn-Out Amount to any Person without the consent of the Buyer or the Company and; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     9. Amendment of Fees and Expenses Provision. Section 11.1 of the Agreement is hereby amended and restated as follows:
          Section 11.1 Fees and Expenses.
          Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall reimburse to the Seller, at the earlier of the Closing or October 31, 2007, all out-of-pocket expenses incurred by the Seller associated with that certain Fourth Amendment to this Agreement dated as of September 18, 2007, including without limitation any fees charged by Banc of America Securities LLC in connection therewith.
     10. Amendment of Seller Brokers Provision. Section 3.5 of the Agreement is hereby amended and restated as follows:
          Section 3.5 Brokers.
          Except for Banc of America Securities LLC, the fees of which will be paid by the Seller (except as provided in Section 11.1), no broker, finder, financial adviser, intermediary or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

     11. Amendment of Company Brokers Provision. Section 4.18 of the Agreement is hereby amended and restated as follows:
          Section 4.18 Brokers.
          Except for Banc of America Securities LLC, the fees of which will be paid by the Seller (except as provided in Section 11.1), no broker, finder, financial advisor, intermediary or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.
     12. Amendment of Termination Date. Section 10.1(d) of the Agreement is hereby amended such that the date “October 1, 2007” contained therein shall be stricken and replaced with the date “October 22, 2007.”
     13. Location of Closing. Section 2.2 of the Agreement is hereby amended such that the address of Gibson, Dunn & Crutcher LLP contained therein shall be stricken and replaced with the following: “3161 Michelson Drive, Irvine, California 92612.”
     14. No Further Amendments. Except as expressly amended pursuant to Sections 1 through 13 hereof, the remaining provisions of the Agreement shall remain in full force and effect in accordance with their terms, including without limitation the provisions of Section 10.3 relating to the Buyer Termination Fee.
     15. Counterparts; Facsimile Signatures. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Amendment may be executed by electronic or facsimile signature, and an electronic or facsimile signature shall constitute an original for all purposes.
[Signature page follows.]

     IN WITNESS WHEREOF, the Seller, the Company, the Buyer and the Acquisition Sub have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

I-FLOW CORPORATION
By:	/s/ James J. Dal Porto
	Name:	James J. Dal Porto
	Title:	Executive VP & COO

INFUSYSTEM, INC.
By:	/s/ James R. Talevich
	Name:	James R. Talevich
	Title:	CFO and Secretary

HAPC, INC.
By:	/s/ John E. Voris
	Name:	John E. Voris
	Title:	CEO

ICELAND ACQUISITION SUBSIDIARY, INC.
By:	/s/ John E. Voris
	Name:	John E. Voris
	Title:	CEO

Signature Page
Amendment No. 4 to Stock Purchase Agreement